EXHIBIT 99.2

OPENLANE, Inc.
Q4 and YTD 2023 Supplemental Financial Information
February 20, 2024

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended December 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(17.7)	$31.3	$13.6
Add back:
Income taxes	(2.5)	10.1	7.6
Interest expense, net of interest income	4.9	34.0	38.9
Depreciation and amortization	22.7	2.6	25.3
Intercompany interest	9.8	(9.8)	—
EBITDA	17.2	68.2	85.4
Non-cash stock-based compensation	2.7	0.9	3.6
Acquisition related costs	2.0	—	2.0
Securitization interest	—	(31.4)	(31.4)
Severance	2.0	0.1	2.1
Foreign currency (gains)/losses	(2.1)	—	(2.1)
Net change in unrealized (gains) losses on investment securities	—	(0.4)	(0.4)
Professional fees related to business improvement efforts	1.7	0.4	2.1
Other	0.2	0.3	0.5
Total addbacks/(deductions)	6.5	(30.1)	(23.6)
Adjusted EBITDA	$23.7	$38.1	$61.8

	Three Months Ended December 31, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$5.8	$36.1	$41.9
Add back:
Income taxes	4.5	13.4	17.9
Interest expense, net of interest income	6.8	28.1	34.9
Depreciation and amortization	22.2	1.8	24.0
Intercompany interest	5.3	(5.3)	—
EBITDA	44.6	74.1	118.7
Non-cash stock-based compensation	(4.7)	(1.0)	(5.7)
Loss on extinguishment of debt	0.2	—	0.2
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(25.8)	(25.8)
Gain on sale of property	(33.9)	—	(33.9)
Severance	4.0	0.2	4.2
Foreign currency (gains)/losses	(6.1)	—	(6.1)
Net change in unrealized (gains) losses on investment securities	—	0.6	0.6
Professional fees related to business improvement efforts	2.6	0.5	3.1
Other	0.7	0.2	0.9
Total addbacks/(deductions)	(36.9)	(25.3)	(62.2)
Adjusted EBITDA	$7.7	$48.8	$56.5

	Year Ended December 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(277.5)	$122.7	$(154.8)
Add back:
Income taxes	(40.4)	48.7	8.3
Interest expense, net of interest income	21.7	130.6	152.3
Depreciation and amortization	92.2	9.3	101.5
Intercompany interest	33.9	(33.9)	—
EBITDA	(170.1)	277.4	107.3
Non-cash stock-based compensation	13.2	4.2	17.4
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	3.1	—	3.1
Securitization interest	—	(120.4)	(120.4)
Severance	5.1	0.4	5.5
Foreign currency (gains)/losses	(2.9)	—	(2.9)
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Professional fees related to business improvement efforts	5.4	1.2	6.6
Other	1.3	0.9	2.2
Total addbacks/(deductions)	278.4	(113.7)	164.7
Adjusted EBITDA	$108.3	$163.7	$272.0

	Year Ended December 31, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(105.7)	$134.3	$28.6
Add back:
Income taxes	(36.4)	46.4	10.0
Interest expense, net of interest income	37.6	78.9	116.5
Depreciation and amortization	92.3	7.9	100.2
Intercompany interest	8.4	(8.4)	—
EBITDA	(3.8)	259.1	255.3
Non-cash stock-based compensation	14.2	3.3	17.5
Loss on extinguishment of debt	17.2	—	17.2
Acquisition related costs	1.2	—	1.2
Securitization interest	—	(70.7)	(70.7)
Gain on sale of property	(33.9)	—	(33.9)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	11.7	0.7	12.4
Foreign currency (gains)/losses	2.5	—	2.5
Net change in unrealized (gains) losses on investment securities	—	7.1	7.1
Professional fees related to business improvement efforts	13.3	1.9	15.2
Other	7.1	0.4	7.5
Total addbacks/(deductions)	33.2	(57.3)	(24.1)
Adjusted EBITDA	$29.4	$201.8	$231.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net income (loss)	$12.7	$(193.8)	$12.7	$14.3	$(154.1)
Less: Income from discontinued operations	—	—	—	0.7	0.7
Income (loss) from continuing operations	12.7	(193.8)	12.7	13.6	(154.8)
Add back:
Income taxes	7.3	(19.3)	12.7	7.6	8.3
Interest expense, net of interest income	37.4	37.5	38.5	38.9	152.3
Depreciation and amortization	23.0	26.8	26.4	25.3	101.5
EBITDA	80.4	(148.8)	90.3	85.4	107.3
Non-cash stock-based compensation	3.8	5.5	4.5	3.6	17.4
Loss on extinguishment of debt	—	1.1	—	—	1.1
Acquisition related costs	0.3	0.3	0.5	2.0	3.1
Securitization interest	(27.8)	(29.6)	(31.6)	(31.4)	(120.4)
Severance	0.5	1.0	1.9	2.1	5.5
Foreign currency (gains)/losses	0.1	0.3	(1.2)	(2.1)	(2.9)
Goodwill and other intangibles impairment	—	250.8	—	—	250.8
Contingent consideration adjustment	—	1.3	—	—	1.3
Net change in unrealized (gains) losses on investment securities	0.1	(0.2)	0.5	(0.4)	—
Professional fees related to business improvement efforts	0.7	2.1	1.7	2.1	6.6
Other	0.8	—	0.9	0.5	2.2
Total addbacks/(deductions)	(21.5)	232.6	(22.8)	(23.6)	164.7
Adjusted EBITDA from continuing operations	$58.9	$83.8	$67.5	$61.8	$272.0

Results of Operations

OPENLANE Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2023	2022	2023	2022
Revenues from continuing operations
Auction fees	$90.0	$80.8	$395.3	$370.3
Service revenue	144.5	146.3	619.7	590.3
Purchased vehicle sales	60.2	45.0	236.7	182.9
Finance-related revenue	96.6	100.7	393.4	375.9
Total revenues from continuing operations	391.3	372.8	1,645.1	1,519.4
Cost of services*	204.8	202.0	867.6	834.3
Gross profit*	186.5	170.8	777.5	685.1
Selling, general and administrative	103.8	93.0	430.4	445.1
Depreciation and amortization	25.3	24.0	101.5	100.2
Gain on sale of property	—	(33.9)	—	(33.9)
Goodwill and other intangibles impairment	—	—	250.8	—
Operating profit (loss)	57.4	87.7	(5.2)	173.7
Interest expense	39.3	35.4	155.8	119.2
Other (income) expense, net	(3.1)	(7.7)	(15.6)	(1.3)
Loss on extinguishment of debt	—	0.2	1.1	17.2
Income (loss) from continuing operations before income taxes	21.2	59.8	(146.5)	38.6
Income taxes	7.6	17.9	8.3	10.0
Income (loss) from continuing operations	13.6	41.9	(154.8)	28.6
Income (loss) from discontinued operations, net of income taxes	0.7	(4.8)	0.7	212.6
Net income (loss)	$14.3	$37.1	$(154.1)	$241.2
Income (loss) from continuing operations per share
Basic	$0.02	$0.21	$(1.83)	$(0.10)
Diluted	$0.02	$0.21	$(1.83)	$(0.10)
* Exclusive of depreciation and amortization
Overview of OPENLANE Results for the Three Months Ended December 31, 2023 and 2022
Overview
For the three months ended December 31, 2023, we had revenue of $391.3 million compared with revenue of $372.8 million for the three months ended December 31, 2022, an increase of 5%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $1.3 million, or 5%, to $25.3 million for the three months ended December 31, 2023, compared with $24.0 million for the three months ended December 31, 2022. The increase in depreciation and amortization was primarily the result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.

Interest Expense
Interest expense increased $3.9 million, or 11%, to $39.3 million for the three months ended December 31, 2023, compared with $35.4 million for the three months ended December 31, 2022. Interest expense increased $5.8 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.7% for the three months ended December 31, 2023, as compared with approximately 6.2% for the three months ended December 31, 2022. These items were partially offset by a decrease in interest expense resulting from the repayment of senior note debt in 2023.
Other (Income) Expense, Net
For the three months ended December 31, 2023, we had other income of $3.1 million compared with $7.7 million for the three months ended December 31, 2022. The decrease in other income was primarily attributable to a decrease in foreign currency gains on intercompany balances of $4.0 million and a decrease in other miscellaneous income aggregating $0.6 million.
Income Taxes
We had an effective tax rate of 35.8% for the three months ended December 31, 2023, compared with an effective tax rate of 29.9% for the three months ended December 31, 2022. The effective tax rate for the three months ended December 31, 2023 was unfavorably impacted by an increase in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset and tax expense related to current and planned distribution of foreign earnings.
Income (Loss) from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. The $0.7 million in income from discontinued operations for the three months ended December 31, 2023 was comprised of an adjustment to income taxes. The $4.8 million loss from discontinued operations for the three months ended December 31, 2022 was comprised of an adjustment to income taxes of $5.8 million, partially offset by a $1.0 million reduction to stock-based compensation expense resulting from the true-up of performance-based restricted stock units.
Impact of Foreign Currency
For the three months ended December 31, 2023 compared with the three months ended December 31, 2022, the change in the euro exchange rate increased revenue by $3.6 million, operating profit by $0.3 million and net income by $0.2 million. For the three months ended December 31, 2023 compared with the three months ended December 31, 2022, the change in the Canadian dollar exchange rate decreased revenue by $0.3 million, operating profit by $0.1 million and had no impact on net income.
Overview of OPENLANE Results for the Year Ended December 31, 2023 and 2022
Overview
For the year ended December 31, 2023, we had revenue of $1,645.1 million compared with revenue of $1,519.4 million for the year ended December 31, 2022, an increase of 8%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $1.3 million, or 1%, to $101.5 million for the year ended December 31, 2023, compared with $100.2 million for the year ended December 31, 2022. The increase in depreciation and amortization was primarily the result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset, partially offset by assets that have become fully depreciated and a reduction in assets placed in service.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.

Goodwill and Other Intangibles Impairment
Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. The Company tests goodwill and indefinite-lived tradenames for impairment at the reporting unit level annually during the second quarter, or more frequently if events or changes in circumstances indicate that impairment may exist. When performing the impairment assessment, the fair value of the Company's reporting units are estimated using the expected present value of future cash flows (Level 3 inputs).
As part of this annual process, in the second quarter of 2023 the Company updated its forecasts for all of its reporting units, including an updated estimate for near-term and long-term revenue growth rates reflecting a slower overall recovery in vehicle volumes. Discount rates and other cash flow assumptions used in the valuations were also adjusted. As a result of this impairment assessment, it was determined that the fair value was lower than the carrying value for our U.S. Dealer-to-Dealer and Europe reporting units (both within the Marketplace segment). Accordingly, the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit. The goodwill impairment charge related to our U.S. Dealer-to-Dealer reporting unit relates to tax deductible goodwill, and as such the impairment resulted in a deferred tax benefit of $52.5 million. The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The fair value of the remaining reporting units were in excess of their carrying value. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
As a result of the second quarter 2023 impairment charges, the carrying value of the U.S. Dealer-to-Dealer and Europe reporting units now approximate fair value. The assumptions used in the discounted cash flow analysis are subject to inherent uncertainties and subjectivity. As such, changes in our future forecasts, operating results, cash flows, discount rates and other factors used to estimate the fair value of our reporting units may result in additional goodwill impairment charges in the future, and could have a material, non-cash, effect on our consolidated operating profit (loss) and net income (loss).
We will continue to monitor events occurring or circumstances changing which may suggest that goodwill should be reevaluated during interim periods. As of December 31, 2023, the remaining carrying value of goodwill related to the U.S. Dealer-to-Dealer and Europe reporting units was $87.3 million and $120.8 million, respectively.
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces served as a triggering event requiring a re-evaluation of the useful life and impairment of the ADESA tradename. As such, the Company evaluated the $122.8 million carrying amount of its indefinite-lived ADESA tradename, resulting in a non-cash impairment charge totaling $25.5 million in the second quarter of 2023 and associated deferred tax benefit of $6.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss). The ADESA tradename is expected to continue to generate cash flows pursuant to the purchase and commercial agreements with Carvana and its affiliates for a defined period. The fair value of the ADESA tradename was estimated using the royalty savings method (Level 3 inputs). Furthermore, as a result of the rebrand to OPENLANE, the ADESA tradename is no longer deemed to have an indefinite life and its remaining carrying amount of $97.3 million will be amortized over a remaining useful life of approximately 6 years.
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three-year cumulative loss related to U.S. operations, we recorded a $36.4 million valuation allowance against the U.S. net deferred tax asset at December 31, 2023.
Interest Expense
Interest expense increased $36.6 million, or 31%, to $155.8 million for the year ended December 31, 2023, compared with $119.2 million for the year ended December 31, 2022. Interest expense increased $51.6 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.4% for the year ended December 31, 2023, as compared with approximately 4.0% for the year ended December 31, 2022. In addition, in 2022, there was a realized gain of $16.7 million related to the discontinuance of hedge accounting and termination of the interest rate swaps. These items were partially offset by a decrease in interest expense resulting from repayments of term loan and senior note debt in 2022 and 2023.
Other (Income) Expense, Net
For the year ended December 31, 2023, we had other income of $15.6 million compared with $1.3 million for the year ended December 31, 2022. The increase in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement and a net decrease in realized and unrealized losses on investment securities of $6.7 million, partially offset by the impairment of an equity security and note receivable with the same investee aggregating $10.3 million, a $1.3 million increase in contingent consideration valuation adjustment and a decrease in other miscellaneous income items aggregating $6.2 million. In addition, there were $2.9 million in foreign currency gains on intercompany balances for the year ended December 31, 2023, compared with $2.5 million in foreign currency losses on intercompany balances for the year ended December 31, 2022.
Loss on Extinguishment of Debt
In 2023, we replaced the Previous Revolving Credit Facility and also prepaid a portion of the senior notes. As a result of these items, we recorded a loss on extinguishment of debt totaling $1.1 million. The loss was primarily the result of the write-off of unamortized debt issuance costs associated with lenders not participating in the Revolving Credit Facility and unamortized debt issuance costs associated with the portion of the senior notes repaid.
In 2022, we prepaid the outstanding balance on Term Loan B-6, as well as a portion of the senior notes with proceeds from the Transaction. As a result of these repayments, we recorded a loss on extinguishment of debt totaling $17.2 million primarily representative of the early repayment premium on the senior notes and the write-off of unamortized debt issuance costs associated with Term Loan B-6 and the portion of the senior notes repaid.
Income Taxes
We had an effective tax rate of -5.7% resulting in expense on a pre-tax loss for the year ended December 31, 2023, compared with an effective tax rate of 25.9% for the year ended December 31, 2022. The effective tax rate for the year ended December 31, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $36.4 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the year ended December 31, 2023 and 2022, the Company's financial statements included income from discontinued operations of $0.7 million and $212.6 million, respectively. The $0.7 million in income from discontinued operations for the year ended December 31, 2023 was comprised of an adjustment to income taxes.
Impact of Foreign Currency
For the year ended December 31, 2023 compared with the year ended December 31, 2022, the change in the Canadian dollar exchange rate decreased revenue by $13.9 million, operating profit by $3.5 million and net income by $1.5 million. For the year ended December 31, 2023 compared with the year ended December 31, 2022, the change in the euro exchange rate increased revenue by $7.0 million, operating profit by $0.5 million and net income by $0.3 million.

Marketplace Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2023	2022	2023	2022
Auction fees	$90.0	$80.8	$395.3	$370.3
Service revenue	144.5	146.3	619.7	590.3
Purchased vehicle sales	60.2	45.0	236.7	182.9
Total Marketplace revenue from continuing operations	294.7	272.1	1,251.7	1,143.5
Cost of services*	188.5	186.3	801.7	771.2
Gross profit*	106.2	85.8	450.0	372.3
Selling, general and administrative	91.7	82.8	380.6	398.6
Depreciation and amortization	22.7	22.2	92.2	92.3
Gain on sale of property	—	(33.9)	—	(33.9)
Goodwill and other intangibles impairment	—	—	250.8	—
Operating profit (loss)	$(8.2)	$14.7	$(273.6)	$(84.7)

Commercial vehicles sold	183,000	151,000	710,000	661,000
Dealer consignment vehicles sold	135,000	138,000	621,000	636,000
Total vehicles sold	318,000	289,000	1,331,000	1,297,000
Gross profit percentage, excluding purchased vehicles*	45.3%	37.8%	44.3%	38.8%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended December 31, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $22.6 million, or 8%, to $294.7 million for the three months ended December 31, 2023, compared with $272.1 million for the three months ended December 31, 2022. The change in revenue included the impact of an increase in revenue of $3.6 million due to fluctuations in the euro exchange rate, partially offset by a decrease in revenue of $0.3 million due to fluctuations in the Canadian dollar exchange rate. The increase in revenue was primarily attributable to the increases in purchased vehicle sales and auction fees (discussed below).
The 10% increase in the number of vehicles sold was comprised of a 21% increase in commercial volumes and a 2% decrease in dealer consignment volumes. The GMV of vehicles sold for the three months ended December 31, 2023 was approximately $5.7 billion.
Auction Fees
Auction fees increased $9.2 million, or 11%, to $90.0 million for the three months ended December 31, 2023, compared with $80.8 million for the three months ended December 31, 2022. The number of vehicles sold increased 10%. Auction fees per vehicle sold for the three months ended December 31, 2023 increased $3, or 1%, to $283, compared with $280 for the three months ended December 31, 2022. The increase in auction fees per vehicle sold reflects the impact of price increases and the introduction of new auction related services.
Service Revenue
Service revenue decreased $1.8 million, or 1%, to $144.5 million for the three months ended December 31, 2023 compared with $146.3 million for the three months ended December 31, 2022, primarily as a result of a decrease in transportation revenue of $13.0 million, partially offset by increases in repossession and remarketing fees of $6.9 million, inspection service revenue of $1.4 million and a net increase in other miscellaneous service revenues aggregating approximately $2.9 million.

Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $15.2 million, or 34%, to $60.2 million for the three months ended December 31, 2023, compared with $45.0 million for the three months ended December 31, 2022, primarily as a result of an increase in the number of purchased vehicles sold.
Gross Profit
For the three months ended December 31, 2023, gross profit for the Marketplace segment increased $20.4 million, or 24%, to $106.2 million, compared with $85.8 million for the three months ended December 31, 2022. Revenue increased 8% for the three months ended December 31, 2023, while cost of services increased 1% during the same period. Gross profit for the Marketplace segment was 36.0% of revenue for the three months ended December 31, 2023, compared with 31.5% of revenue for the three months ended December 31, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 45.3% and 37.8% for the three months ended December 31, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the three months ended December 31, 2023 as compared with the three months ended December 31, 2022, primarily due to improved mix in our transportation services, improved profitability in our dealer-to-dealer platforms and cost savings initiatives.
Selling, General and Administrative
Selling, general and administrative expenses for the Marketplace segment increased $8.9 million, or 11%, to $91.7 million for the three months ended December 31, 2023, compared with $82.8 million for the three months ended December 31, 2022, primarily as a result of increases in stock-based compensation of $7.4 million, information technology costs of $2.4 million and compensation expense of $1.6 million, partially offset by decreases in severance of $1.9 million and other miscellaneous expenses aggregating $0.6 million.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.
Overview of Marketplace Results for the Year Ended December 31, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $108.2 million, or 9%, to $1,251.7 million for the year ended December 31, 2023, compared with $1,143.5 million for the year ended December 31, 2022. The change in revenue included the impact of a decrease in revenue of $11.5 million due to fluctuations in the Canadian dollar exchange rate, partially offset by an increase in revenue of $7.0 million due to fluctuations in the euro exchange rate. The increase in revenue was primarily attributable to the increases in auction fees, service revenue and purchased vehicle sales (discussed below).
The 3% increase in the number of vehicles sold was comprised of a 7% increase in commercial volumes and a 2% decrease in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the year ended December 31, 2023 was approximately $24.1 billion.
Auction Fees
Auction fees increased $25.0 million, or 7%, to $395.3 million for the year ended December 31, 2023, compared with $370.3 million for the year ended December 31, 2022. The number of vehicles sold increased 3%. Auction fees per vehicle sold for the year ended December 31, 2023 increased $11, or 4%, to $297, compared with $286 for the year ended December 31, 2022. The increase in auction fees per vehicle sold reflects the impact of price increases and the introduction of new auction related services.
Service Revenue
Service revenue increased $29.4 million, or 5%, to $619.7 million for the year ended December 31, 2023, compared with $590.3 million for the year ended December 31, 2022, primarily as a result of increases in repossession and remarketing fees of $25.1 million, third-party fees for platform services of $9.0 million, inspection service revenue of $7.1 million and a net increase in other miscellaneous service revenues aggregating approximately $4.3 million, partially offset by decreases in transportation revenue of $13.6 million and reconditioning revenue of $2.5 million.

Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $53.8 million, or 29%, to $236.7 million for the year ended December 31, 2023, compared with $182.9 million for the year ended December 31, 2022, primarily as a result of an increase in the number of purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the year ended December 31, 2023, gross profit from the Marketplace segment increased $77.7 million, or 21%, to $450.0 million, compared with $372.3 million for the year ended December 31, 2022. Revenue increased 9% for the year ended December 31, 2023, while cost of services increased 4% during the same period. Gross profit from the Marketplace segment was 36.0% of revenue for the year ended December 31, 2023, compared with 32.6% of revenue for the year ended December 31, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 44.3% and 38.8% for the years ended December 31, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the year ended December 31, 2023 as compared with the year ended December 31, 2022, primarily due to improved transportation margins, improved profitability in our dealer-to-dealer platforms, cost savings initiatives and an increase in third-party fees for platform services.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $18.0 million, or 5%, to $380.6 million for the year ended December 31, 2023, compared with $398.6 million for the year ended December 31, 2022, primarily as a result of decreases in professional fees of $9.8 million, severance of $5.9 million, fluctuations in the Canadian exchange rate of $5.5 million, telecom expenses of $3.0 million, information technology costs of $1.6 million and stock-based compensation of $1.0 million, partially offset by increases in incentive-based compensation of $3.4 million, marketing costs of $2.8 million, compensation expense of $1.3 million and other miscellaneous expenses aggregating $1.3 million.
Gain on Sale of Property
In October 2022, the Company closed on the sale of excess land in Montreal which resulted in a gain of $33.9 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.

Finance Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2023	2022	2023	2022
Finance-related revenue
Interest income	$62.9	$59.7	$248.4	$202.8
Fee income	46.0	44.7	183.3	171.9
Other revenue	2.5	3.3	12.3	11.0
Provision for credit losses	(14.8)	(7.0)	(50.6)	(9.8)
Total Finance revenue	96.6	100.7	393.4	375.9
Cost of services*	16.3	15.7	65.9	63.1
Gross profit*	80.3	85.0	327.5	312.8
Selling, general and administrative	12.1	10.2	49.8	46.5
Depreciation and amortization	2.6	1.8	9.3	7.9
Operating profit	$65.6	$73.0	$268.4	$258.4

Loan transactions	397,000	392,000	1,625,000	1,562,000
Revenue per loan transaction	$243	$257	$242	$241
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended December 31, 2023 and 2022
Revenue
For the three months ended December 31, 2023, the Finance segment revenue decreased $4.1 million, or 4%, to $96.6 million, compared with $100.7 million for the three months ended December 31, 2022. The decrease in revenue was primarily the result of an increase in the provision for credit losses, partially offset by a 1% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $14, or 5%, primarily as a result of an increase in net credit losses, a decrease in loan values and a decrease in average portfolio duration, partially offset by an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 100 basis points since December 31, 2022), and an increase in other fee income per unit.
The provision for credit losses increased to 2.5% of the average managed receivables for the three months ended December 31, 2023 from 1.1% for the three months ended December 31, 2022. The increased loss rate was due to significant used vehicle value declines, interest rate increases and tightening retail credit availability that impacted used retail sales. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average managed receivables balance. However, the actual losses in any particular quarter or year could deviate from this range.
Gross Profit
For the three months ended December 31, 2023, gross profit for the Finance segment decreased $4.7 million, or 6%, to $80.3 million, or 83.1% of revenue, compared with $85.0 million, or 84.4% of revenue, for the three months ended December 31, 2022. The decrease in gross profit as a percent of revenue was primarily the result of a 4% decrease in revenue. In addition, there was a 4% increase in cost of services. The increase in cost of services of $0.6 million was primarily the result of increases in compensation expense of $0.4 million, professional fees of $0.2 million and travel expenses of $0.2 million, partially offset by a decrease in other miscellaneous expenses aggregating $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.9 million, or 19%, to $12.1 million for the three months ended December 31, 2023, compared with $10.2 million for the three months ended December 31, 2022 primarily as a result of increases in stock-based compensation of $1.9 million, postage expense of $1.1 million and information technology costs of $0.2 million, partially offset by decreases in compensation expense of $0.2 million, incentive-based compensation of $0.2 million and other miscellaneous expenses aggregating $0.9 million.
Overview of Finance Results for the Year Ended December 31, 2023 and 2022
Revenue
For the year ended December 31, 2023, the Finance segment revenue increased $17.5 million, or 5%, to $393.4 million, compared with $375.9 million for the year ended December 31, 2022. The increase in revenue was primarily the result of a 4% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $1, or less than 1%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 100 basis points in 2023), and an increase in other fee income per unit, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 2.1% of the average managed receivables for the year ended December 31, 2023 from 0.4% for the year ended December 31, 2022. The increased loss rate was due to significant used vehicle value declines, interest rate increases and tightening retail credit availability that impacted used retail sales. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average managed receivables balance. However, the actual losses in any particular quarter or year could deviate from this range.
Gross Profit
For the year ended December 31, 2023, gross profit for the Finance segment increased $14.7 million, or 5%, to $327.5 million, or 83.2% of revenue, compared with $312.8 million, or 83.2% of revenue, for the year ended December 31, 2022. The increase in gross profit was primarily the result of a 5% increase in revenue, partially offset by a 4% increase in cost of services. The increase in cost of services of $2.8 million was primarily the result of increases in compensation expense of $2.2 million, lot check expenses of $0.6 million and other miscellaneous expenses aggregating $1.3 million, partially offset by a decrease in incentive-based compensation of $1.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $3.3 million, or 7%, to $49.8 million for the year ended December 31, 2023, compared with $46.5 million for the year ended December 31, 2022 primarily as a result of increases in postage expense of $2.8 million, information technology costs of $0.8 million, stock-based compensation of $0.8 million and other miscellaneous expenses aggregating $0.1 million, partially offset by decreases in professional fees of $0.4 million, incentive-based compensation of $0.4 million and contract labor of $0.4 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Revolving Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	December 31,
(Dollars in millions)	2023	2022
Cash and cash equivalents	$93.5	$225.7
Restricted cash	65.4	52.0
Working capital	363.1	379.2
Amounts available under the Revolving Credit Facility	133.3	161.0
Cash provided by operating activities for the year ended	237.0	4.1
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2023	2022
Net cash provided by (used by):
Operating activities - continuing operations	$237.0	$4.1
Operating activities - discontinued operations	(1.6)	(459.1)
Investing activities - continuing operations	(90.5)	70.0
Investing activities - discontinued operations	7.0	2,077.4
Financing activities - continuing operations	(279.9)	(1,621.9)
Financing activities - discontinued operations	—	10.8
Net change in cash balances of discontinued operations	—	12.4
Effect of exchange rate on cash	9.2	(19.4)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(118.8)	$74.3
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $237.0 million for the year ended December 31, 2023, compared with $4.1 million for the year ended December 31, 2022. Cash provided by continuing operations for 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by continuing operations for 2022 consisted primarily of cash earnings and a decrease in trade receivables and other assets, partially offset by a decrease in accounts payable and accrued expenses and the portion of contingent consideration payments classified in operating activities. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, and changes in AFC's accounts payable balances, as well as a decrease in payments of contingent consideration in excess of acquisition-date fair value.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $90.5 million for the year ended December 31, 2023, compared with net cash provided by investing activities of $70.0 million for the year ended December 31, 2022. The cash used by investing activities in 2023 was primarily from the acquisition of Manheim Canada and purchases of property and equipment, partially offset by a decrease in finance receivables held for investment. The cash provided by investing activities in 2022 was primarily from a decrease in finance receivables held for investment and proceeds from the sale of property and equipment, partially offset by purchases of property and equipment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $279.9 million for the year ended December 31, 2023, compared with $1,621.9 million for the year ended December 31, 2022. The cash used by financing activities in 2023 was primarily due to the early repayment of senior notes, a net decrease in obligations collateralized by finance receivables, dividends paid on the Series A Preferred Stock, repurchases and retirement of common stock and payments of contingent consideration. The cash used by financing activities in 2022 was primarily due to payments made on the Company’s long-term debt and repurchases and retirement of common stock, partially offset by borrowings from lines of credit.
Cash flow from operating activities (discontinued operations) Net cash used by operating activities (discontinued operations) was $1.6 million for the year ended December 31, 2023, compared with $459.1 million for the year ended December 31, 2022. The cash used by operating activities for the year ended December 31, 2023 was primarily attributable to an adjustment to income taxes. The cash used by operating activities for the year ended December 31, 2022 was primarily attributable to income taxes paid associated with the taxable gain on the sale of the ADESA U.S. physical auction business and a decrease in accounts payable and accrued expenses.

Cash flow from investing activities (discontinued operations) Net cash provided by investing activities (discontinued operations) was $7.0 million for the year ended December 31, 2023, compared with $2,077.4 million for the year ended December 31, 2022. The cash provided by investing activities for the year ended December 31, 2023 was attributable to the final proceeds from the sale of the ADESA U.S. physical auction business. The cash provided by investing activities for the year ended December 31, 2022 was primarily attributable to the proceeds from the sale of the ADESA U.S. physical auction business, partially offset by purchases of property and equipment.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the year ended December 31, 2023, compared with net cash provided by financing activities of $10.8 million for the year ended December 31, 2022. The cash provided by financing activities for the year ended December 31, 2022 was primarily attributable to a net increase in book overdrafts.